Exhibit 10

SPLIT DOLLAR TERMINATION AGREEMENT

This Termination Agreement by and between Southcoast Financial Corporation (“Southcoast”) and L. Wayne Pearson (the “Executive”) is entered into as of August 11, 2014.

Whereas, Southcoast and the Executive entered into an Endorsement Split Dollar Agreement as of August 14, 2008 (the “2008 Agreement”) regarding the maintenance of life insurance insuring the life of the Executive and the rights to the insurance policy and the proceeds therefrom, all as more particularly described in the 2008 Agreement; and

Whereas, the parties hereto wish to terminate the 2008 Agreement as provided for herein.

1.     Transfer of Rights in the Policy.  In consideration of the Executive’s payment to Southcoast of the sum of Two Hundred Seventy One Three Hundred Eighty Four and 85/100 Dollars ($271,384.85), Southcoast hereby conveys, assigns and transfers to the Executive, his heirs and assigns, all and any of the rights of Southcoast with respect to Policy Number 610079614 issued by Security Life of Denver Insurance Company insuring the life of L. Wayne Pearson (the “Policy”) and the proceeds and benefits resulting therefrom.

2.      Continuation of Premium Payments.  For as long as the Policy is in effect and outstanding, Southcoast shall make an annual payment to the Executive of $120,000.00 (the “Annual Payment”) which the Executive shall use to timely pay the annual premium for the Policy.  In the event that the annual premium of the Policy shall be reduced for any reason, the Annual Payment shall be reduced by the same amount.  Notwithstanding the foregoing, the Annual Payments shall terminate upon the earliest to happen of:  (i) Executive’s Separation from Service to Southcoast, as defined in the 2008 Agreement; (ii) a Change in Control of Southcoast, as defined in the 2008 Agreement; or (iii) the death of the Executive.

3.     Termination of 2008 Agreement.  The 2008 Agreement shall terminate effective upon execution of this Termination Agreement by each of the parties hereto.

4.     Transfer of Rights Shall Not Increase Post-Employment Payments.  No amount of imputed income to the Executive resulting from the transfer of rights in the Policy shall be included as compensation or a benefit for the purpose of determining any post-employment payment due to the Executive pursuant to the Amended and Restated Employment Agreement by and among Southcoast Community Bank, Southcoast Financial Corporation and L. Wayne Pearson dated as of August 14, 2008.

5.     Further Assurances.  Each of the parties hereto agrees to take all steps which may be reasonably requested by the other party to secure to such party the full benefits of the agreements contained herein.

In witness whereof, the parties have executed this Termination Agreement as of the date first above written.

Southcoast Financial Corporation

By   s/William A. Coates________________________
William A. Coates
Vice Chairman of the Board

s/L. Wayne Pearson_________________________
L. Wayne Pearson